Exhibit 10.4

Published CUSIP Number: 69074MAP2
Term Loan CUSIP Number: 69074MAQ0

$350,000,000

TERM LOAN AGREEMENT

dated as of June 8, 2017,

by and among

OWENS CORNING,
as Borrower,

the Lenders referred to herein,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

and

WELLS FARGO SECURITIES, LLC,
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS                                        1

SECTION 1.1	Definitions 1

SECTION 1.2	Other Definitions and Provisions 26

SECTION 1.3	Accounting Terms 26

SECTION 1.4	Rounding 27

SECTION 1.5	References to Agreement and Laws 27

SECTION 1.6	Times of Day 28
ARTICLE II [RESERVED]                                        28
ARTICLE III TERM LOAN FACILITY                                28

SECTION 3.1	The Term Loan 28

SECTION 3.2	Procedure for Advance of the Term Loan 28

SECTION 3.3	Repayment of the Term Loan 29

SECTION 3.4	Optional Prepayment of the Term Loan 29

SECTION 3.5	Permanent Reduction of the Term Loan Commitment 29

SECTION 3.6	Mandatory Prepayments of the Term Loan 29
ARTICLE IV GENERAL LOAN PROVISIONS                            30

SECTION 4.1	Interest 30

SECTION 4.2	Notice and Manner of Conversion or Continuation of Term Loans 32

SECTION 4.3	[Reserved] 33

SECTION 4.4	Manner of Payment 33

SECTION 4.5	Evidence of Indebtedness 33

SECTION 4.6	Adjustments 34

SECTION 4.7	Obligations of Lenders 34

SECTION 4.8	Changed Circumstances 35

SECTION 4.9	Indemnity 36

SECTION 4.10	Increased Costs 36

SECTION 4.11	Regulatory Limitation; Further Assurances 38

SECTION 4.12	Taxes 38

SECTION 4.13	Mitigation Obligations; Replacement of Lenders 42

SECTION 4.14	[Reserved] 43

SECTION 4.15	Defaulting Lenders 43
ARTICLE V CONDITIONS OF EFFECTIVENESS AND BORROWING                45

SECTION 5.1	Conditions to Effectiveness 45

SECTION 5.2	Conditions to Extension of the Term Loan 47
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES        48

SECTION 6.1	Company Status 48

SECTION 6.2	Power and Authority 48

SECTION 6.3	No Violation 48

SECTION 6.4	Approvals 49

SECTION 6.5	Financial Statements; Financial Condition; Undisclosed Liabilities 49

SECTION 6.6	Litigation 50

SECTION 6.7	True and Complete Disclosure 50

SECTION 6.8	Use of Proceeds; Margin Regulations 50

SECTION 6.9	Tax Returns and Payments 51

SECTION 6.10	Compliance with ERISA; Non-U.S. Plans 51

SECTION 6.11	[Reserved] 52

SECTION 6.12	Subsidiaries 52

SECTION 6.13	Compliance with Statutes, etc 52

SECTION 6.14	Investment Company Act 52

SECTION 6.15	Environmental Matters 52

SECTION 6.16	Employment and Labor Relations 53

SECTION 6.17	Intellectual Property, etc 53

SECTION 6.18	Indebtedness 53

SECTION 6.19	[Reserved] 54

SECTION 6.20	Sanctions, Anti-Money Laundering and Anti-Corruption Laws 54

SECTION 6.21	EEA Financial Institutions 54
ARTICLE VII AFFIRMATIVE COVENANTS                            54

SECTION 7.1	Information Covenants 54

SECTION 7.2	Books, Records and Inspections; Annual Meetings 56

SECTION 7.3	Maintenance of Property; Insurance 56

SECTION 7.4	Existence; Franchises 57

SECTION 7.5	Compliance with Statutes, etc 57

SECTION 7.6	Compliance with Environmental Laws 57

SECTION 7.7	ERISA Reporting Covenant; Employee Benefits Matters 57

SECTION 7.8	End of Fiscal Years; Fiscal Quarters 58

SECTION 7.9	Payment of Taxes 58

SECTION 7.10	Use of Proceeds 58

SECTION 7.11	Ratings 58

SECTION 7.12	Additional Subsidiary Guarantors 59

SECTION 7.13	Maintenance of Company Separateness 60

SECTION 7.14	Sanctions and Anti-Money Laundering Laws 60
ARTICLE VIII NEGATIVE COVENANTS                                61

SECTION 8.1	Liens 61

SECTION 8.2	Consolidation, Merger, Purchase or Sale of Assets, etc 63

SECTION 8.3	Dividends 65

SECTION 8.4	Indebtedness 66

SECTION 8.5	Advances, Investments and Term Loans 67

SECTION 8.6	Transactions with Affiliates 69

SECTION 8.7	Interest Expense Coverage Ratio 70

SECTION 8.8	Leverage Ratio 70

SECTION 8.9	Modifications of Certain Agreements 71

SECTION 8.10	Limitation on Certain Restrictions on Subsidiaries 71

SECTION 8.11	Intercompany Subordination Agreement 71

ARTICLE IX DEFAULT AND REMEDIES                                71

SECTION 9.1	Events of Default 71

SECTION 9.2	Remedies 74

SECTION 9.3	Rights and Remedies Cumulative; Non-Waiver; etc 74

SECTION 9.4	Crediting of Payments and Proceeds 75

SECTION 9.5	Administrative Agent May File Proofs of Claim 75
ARTICLE X THE ADMINISTRATIVE AGENT                            76

SECTION 10.1	Appointment and Authority 76

SECTION 10.2	Rights as a Lender 76

SECTION 10.3	Exculpatory Provisions 76

SECTION 10.4	Reliance by the Administrative Agent 77

SECTION 10.5	Delegation of Duties 78

SECTION 10.6	Resignation of Administrative Agent 78

SECTION 10.7	Non-Reliance on Administrative Agent and Other Lenders 79

SECTION 10.8	No Other Duties, etc 79

SECTION 10.9	Guaranty Matters 79
ARTICLE XI MISCELLANEOUS                                    79

SECTION 11.1	Notices 79

SECTION 11.2	Amendments, Waivers and Consents 81

SECTION 11.3	Expenses; Indemnity 82

SECTION 11.4	Right of Set Off 84

SECTION 11.5	Governing Law; Jurisdiction, Etc 84

SECTION 11.6	Waiver of Jury Trial 85

SECTION 11.7	Reversal of Payments 85

SECTION 11.8	Injunctive Relief; Punitive Damages 86

SECTION 11.9	Successors and Assigns; Participations 86

SECTION 11.10	Confidentiality 89

SECTION 11.11	Performance of Duties 90

SECTION 11.12	All Powers Coupled with Interest 90

SECTION 11.13	Survival 91

SECTION 11.14	Titles and Captions 91

SECTION 11.15	Severability of Provisions 91

SECTION 11.16	Counterparts; Integration; Effectiveness; Electronic Execution 91

SECTION 11.17	Term of Agreement 92

SECTION 11.18	USA Patriot Act 92

SECTION 11.19	[Reserved] 92

SECTION 11.20	Independent Effect 92

SECTION 11.21	[Reserved] 92

SECTION 11.22	No Advisory or Fiduciary Responsibility 92

SECTION 11.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 93

EXHIBITS
Exhibit A    -    Form of Term Loan Note
Exhibit B    -    Form of Notice of Borrowing

Exhibit C    -    Form of Notice of Account Designation
Exhibit D    -    Form of Notice of Prepayment
Exhibit E    -    Form of Notice of Conversion/Continuation
Exhibit F    -    Form of Officer’s Compliance Certificate
Exhibit G    -    Form of Assignment and Assumption
Exhibit H    -    Form of Subsidiary Guaranty Agreement
Exhibit I    -    Form of Intercompany Subordination Agreement
Exhibit J    -    Form of U.S. Tax Compliance Certificate

SCHEDULES
Schedule 1.1    -    Term Loan Commitments
Schedule 6.9    -    Statute Extensions
Schedule 6.12    -    Subsidiaries
Schedule 6.18    -    Scheduled Existing Indebtedness
Schedule 8.1    -    Existing Liens
Schedule 8.5    -    Existing Investments

92

TERM LOAN AGREEMENT, dated as of June 8, 2017, by and among OWENS CORNING, a Delaware corporation (the “Borrower”), the lenders signatory hereto and the lenders who may become a party to this Agreement pursuant to the terms hereof (collectively with the lenders signatory hereto, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent (the “Administrative Agent”) for the Lenders.
STATEMENT OF PURPOSE
WHEREAS, the Borrower has requested, and the Lenders have agreed to extend to the Borrower, certain credit facilities on the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and of the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acquisition” shall have the meaning provided in Section 8.2.
“Act” shall mean the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“Administrative Agent” shall mean Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.
“Administrative Agent’s Office” shall mean the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).
“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 15% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof by reason of its acting in its capacities as such.
“Agreement” shall mean this Term Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Alternate Rating Agency” shall mean, with respect to any current Rating Agency, a substitute rating agency that is a nationally recognized rating agency (including Fitch Ratings, Ltd.) and that has been approved in writing by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means the US Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations and rules promulgated thereunder, as amended from time to time; the US Money Laundering Control Act of 1986 and the regulations and rules promulgated thereunder, as amended from time to time; the US Bank Secrecy Act and the regulations and rules promulgated thereunder, as amended from time to time; and corresponding laws of (a) the European Union or Canada designed to combat money laundering and terrorist financing and (b) jurisdictions in which the Borrower or any of its Affiliates operates or in which the proceeds of the Term Loan will be used or from which funds used to repay any Obligation will be derived.
“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” shall mean the per annum rate determined as set forth below based on the Debt Rating as set forth below:

Pricing Level	Debt Rating	LIBOR +	Base Rate +
I	≥A-/≥A3	0.875%	0.000%
II	BBB+/Baa1	1.000%	0.000%
III	BBB/Baa2	1.125%	0.125%
IV	BBB-/Baa3	1.375%	0.375%
V	BB+/Ba1	1.625%	0.625%
VI	<BB+/<Ba1	1.875%	0.875%

Each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of such public announcement and ending on the date immediately preceding the effective date of the next such publicly announced change. If at any time there is a split in the Debt Ratings issued by the Rating Agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level VI being the lowest), unless there is a split in Debt Ratings of more than one Pricing Level, in which case the Pricing Level that is one Pricing Level higher than the Pricing Level of the lower Debt Rating shall apply. In the event of a Rating Agency Disruption with respect to one of the Rating Agencies, the Debt Rating of the non-affected Rating Agency shall be the basis for determining the Pricing Level for a period ending on the earlier of (i) the date an Alternate Rating Agency is approved by the Administrative Agent and (ii) thirty (30) days following such Rating Agency Disruption, during which period the Borrower and the Administrative Agent will engage in good faith negotiations to name an Alternate Rating Agency. If, at the end of such period, an Alternate Rating Agency has not been named, Pricing Level VI shall apply until an Alternate Rating Agency is named. In the event of a Rating Agency Disruption with respect to both of the Rating Agencies, Pricing Level VI shall apply and the Administrative Agent and the Borrower shall enter into good faith negotiations to name two Alternate Rating Agencies. In the event of the approval of an Alternate Rating Agency, references in the table set forth above to the Debt Ratings of the replaced Rating Agency shall be deemed to be references to the corresponding Debt Ratings of the Alternate Rating Agency. As of the Closing Date, Pricing Level IV shall apply.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any Subsidiary of the Borrower of any asset or Property (including, without limitation, any capital stock or other securities of, or other Equity Interests in, another Person, but excluding the sale by the Borrower of its own capital stock) of the Borrower or such Subsidiary other than (i) sales, transfers or other dispositions of inventory made in the ordinary course of business or (ii) sales or liquidations of Cash Equivalents, it being understood and agreed that the grant of a Lien by the Borrower or any of its Subsidiaries in favor of another Person shall not in and of itself constitute an “Asset Sale” for purposes of this definition.
“Asset Securitization” shall mean a sale, other transfer or factoring arrangement by the Borrower and/or one or more of its Subsidiaries of accounts, related general intangibles and chattel paper, and the related security and collections with respect thereto to a special purpose Subsidiary (an “SPV”), and the sale, pledge or other transfer by that SPV in connection with financing provided to that SPV, which financing shall be “non-recourse” to the Borrower and its Subsidiaries (other than the SPV) except pursuant to the Standard Securitization Undertakings.
“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.
“Attributable Securitization Indebtedness” shall mean, at any time with respect to an Asset Securitization by the Borrower or any of its Subsidiaries, the principal amount of Indebtedness which (i) if the financing received by an SPV as part of such Asset Securitization is treated as a secured lending arrangement, is the principal amount of such Indebtedness, or (ii) if the financing received by the relevant SPV is structured as a purchase agreement, would be outstanding at such time if such financing were structured as a secured lending arrangement rather than a purchase agreement, and in any such case which Indebtedness is without recourse to the Borrower or any of its Subsidiaries (other than such SPV or pursuant to Standard Securitization Undertakings), in each case, together with interest payable thereon and fees payable in connection therewith.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall have the meaning provided in Section 9.1(e).
“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.
“Base Rate” shall mean, at any time, the highest of (i) the Prime Rate (ii) the Federal Funds Rate plus 0.50% and (iii) except during any period of time during which a notice delivered to the Borrower under Section 4.8 shall remain in effect, LIBOR (as defined in clause (ii) of the definition thereof) plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR; provided that, if the Base Rate determined as provided above with respect to any Base Rate Loan for any Interest Period would be less than 0.0% per annum, then the Base Rate with respect to such Base Rate Loan for such Interest Period shall be deemed to be 0.0% per annum.
“Base Rate Loan” shall mean any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).
“Borrower” shall have the meaning provided in the introductory paragraph hereto.
“Borrower Common Stock” shall mean shares of common stock of the Borrower.
“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York or Charlotte, North Carolina a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, any LIBOR Rate Loan, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, England or New York, New York.
“Capital Lease” shall mean, as applied to any Person, any lease of any Property by that Person as lessee which, in conformity with U.S. GAAP, is accounted for as a capital lease on the balance sheet of that Person.
“Capitalized Lease Obligations” shall mean, with respect to any Person, all obligations under Capital Leases of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.
“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, and (vii) in the case of any Foreign Subsidiary only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof).
“CFC” shall mean a “controlled foreign corporation” as defined in Section 957 of the Code.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean (i)  any “Person” or “Group” (within the meaning of Sections 13(d) and 14(d) under the Exchange Act) (A) is or shall be the “beneficial owner” (as so defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 40% or more on a fully diluted basis of the aggregate ordinary voting power represented by the Borrower’s capital stock or other Equity Interests or (B) has obtained the power (whether or not exercised) to elect a majority of the Borrower’s directors, (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors, or (iii) a “change of control” or similar event shall occur as provided in the Revolving Credit Agreement or in any Senior Notes Documents.
“Closing Date” shall mean the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.
“Code” shall mean the Internal Revenue Code of 1986.
“Company” shall mean any corporation, limited liability company, partnership, trust or other domestic or foreign entity or organizational form (or the adjectival form thereof, where appropriate).
“Consolidated” shall mean, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under U.S. GAAP.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains or losses and/or any write-off of long lived or intangible assets, (y) any non-cash income, and (z) any gains or losses (in excess of $10,000,000 for any sale) from sales of assets other than inventory sold in the ordinary course of business) adjusted by adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and facility fees)) of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for the Borrower and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period, including depletion of precious metals used in manufacturing processes and (iv) in the case of any period that includes the first Fiscal Quarter ended after the Closing Date, the amount of all fees and expenses incurred in connection with the transactions contemplated by this Agreement during such Fiscal Quarter. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of “Consolidated Net Income” contained herein.

“Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated interest expense of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs for such period, capitalized interest expense and any other interest expense which, in accordance with the terms of the relevant Indebtedness, is paid-in-kind through the issuance of additional notes or added to the principal amount of such outstanding Indebtedness, in each case so long as the respective notes or Indebtedness matures after the Term Loan Maturity Date plus (ii) without duplication, (x) that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Off-Balance Sheet Liabilities of the Borrower and its Subsidiaries (to the extent the same does not arise from a financing arrangement constituting an operating lease) for such period minus interest income of the Borrower and its Subsidiaries received upon cash and Cash Equivalents.
“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with U.S. GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower, to the pro rata extent of the Equity Interests held by Persons other than the Borrower and its Wholly-Owned Subsidiaries in such Subsidiary, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.
“Consolidated Net Tangible Assets” shall mean the aggregate amount of assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being extendible or renewable), (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Borrower and its Subsidiaries and computed in accordance with U.S. GAAP and (c) minority Equity Interests in any Non-Wholly Owned Subsidiary.
“Consolidated Net Worth” shall mean, as of any date of determination, the Net Worth of the Borrower and its Subsidiaries on such date determined on a consolidated basis; provided that the Warrant Obligation Amount on the relevant date of determination shall be added to Consolidated Net Worth.
“Consolidated Total Capitalization” shall mean, as of any date of determination, the sum of (i) Consolidated Total Indebtedness and (ii) Consolidated Net Worth.
“Consolidated Total Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with U.S. GAAP, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (ii), (vii) and (viii) of the definition of “Indebtedness” contained herein and (iii) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third

Person of the type referred to in preceding clauses (i) and (ii); provided that the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time.
“Contingent Obligation” shall mean, as to any Person, any obligation of such Person in respect of Indebtedness of any other Person as a result of such Person being a general partner of such other Person, unless the underlying Indebtedness is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.
“Continuing Directors” shall mean the directors of the Borrower on the Closing Date and each other director if such director’s election to, or nomination for the election to, the board of directors of the Borrower is recommended or approved by a majority of then Continuing Directors.
“CRD IV/CRR” means (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and in-vestment firms, and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
“Credit Parties” shall mean the Borrower and the Subsidiary Guarantors.
“Debt Rating” shall mean the Borrower’s senior unsecured long term debt rating provided by the applicable Rating Agency.
“Default” shall mean any of the events specified in Article IX which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender that (i) has failed to fund any portion of the Term Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, (iv) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (v) has become the subject of a Bail-In Action; provided, that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof.
“Disputes” shall mean any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.
“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital in cash to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests, or Equity Interests of the same class as the Equity Interests in respect of which such dividend or other distribution was paid, of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than common Equity Interests, or Equity Interests of the same class as the Equity Interest in respect of which such dividend or other distribution was paid, of such Person) any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). For the avoidance of doubt, the purchase by the Borrower of its common Equity Interests owned by employees of the Borrower or any of its Subsidiaries in connection with stock option, stock compensation or similar plans, the proceeds of which purchase are used to pay taxes, shall not constitute “Dividends”.
“Dollars” or “$” shall mean, unless otherwise qualified, dollars in lawful currency of the United States.
“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof other than an FSHCO.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, written notices of non-compliance or violation, investigations or proceedings relating in any way to (i) any violation (or alleged violation) by the Borrower or any of its

Subsidiaries of any Environmental Law; (ii) any permit issued to the Borrower or any of its Subsidiaries under any such law; or (iii) otherwise arising under Environmental Law, (hereafter “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
“Environmental Law” shall mean any federal, national, provincial, state or local policy having the force and effect of law, statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any legally-binding judicial or administrative order, consent, decree or judgment (for purposes of this definition (collectively, “Laws”)), relating to pollution or protection of the environment, or Hazardous Materials or health and safety to the extent such health and safety issues arise under the Occupational Safety and Health Act of 1970, as amended, or any such similar Laws.
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any membership interest in a cooperative society and any limited liability company membership interest.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower or any of its Subsidiaries under Section 414 of the Code and for purposes of potential liability under Section 302 of ERISA and the Lien created under Section 303(k) of ERISA, under Section 414(m) or (o) of the Code.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Reserve Percentage” shall mean, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Event of Default” shall mean any of the events specified in Article IX.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 4.13(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.12(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Indebtedness Agreements” shall mean all agreements evidencing or relating to any Scheduled Existing Indebtedness of the Borrower or any of its Subsidiaries.
“Extensions of Credit” shall mean, as to any Lender at any time, the making of any Term Loan or the aggregate principal amount of the portion of the Term Loan made by such Lender then outstanding, as the context requires.
“Fair Market Value” shall mean, with respect to any asset, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or senior officer of such seller.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements with respect thereto.
“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
“Fiscal Quarter” shall mean for any Fiscal Year of the Borrower and its Subsidiaries, the fiscal quarters ending on each of March 31, June 30, September 30 and December 31.
“Fiscal Year” shall mean the fiscal year of the Borrower ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends (e.g., Fiscal Year 2017 shall be the fiscal year of the Borrower ended December 31, 2017).
“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“FSHCO” shall mean any domestic Subsidiary that either (i) has no material liabilities and owns no material assets other than Equity Investments in one or more CFCs and immaterial assets incidental or related thereto, or (ii) is wholly owned for purposes of the Code by one or more CFCs.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” shall mean all Indebtedness, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, of any Person, for the repayment of borrowed money having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the option of such Person. For the purpose of determining “Funded Debt” of any Person, there shall be excluded any particular Indebtedness if, on or prior to the maturity thereof, there shall have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such Indebtedness.
“Governmental Authority” shall mean any federal (including the federal governments of the United States and Canada), national, provincial, state or local government (and any political subdivision thereof), and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guaranteed Creditors” shall mean collectively, the Lenders, the Administrative Agent, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.
“Hazardous Materials” shall mean (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials, substances or mixtures regulated under Environmental Laws, including, without limitation, those defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous substances”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar meaning and regulatory effect.
“Immaterial Subsidiaries” shall mean Wholly-Owned Domestic Subsidiaries of the Borrower which together account for less than five percent (5%) of each of Consolidated Net Tangible Assets and Consolidated Net Income of the Borrower and its Subsidiaries (with Consolidated Net Income being determined by the Borrower in good faith (and without regard to clauses (ii) and (iii) of the proviso of the definition thereof to the extent relating to the Consolidated Net Income attributable to any Wholly-Owned Domestic Subsidiary that is not a Guarantor) on a pro forma basis in the case of Subsidiaries acquired or created after the first day of the respective Test Period, and Subsidiaries which have received significant transfers of assets after the first day of the respective Test Period), in each case determined as of the end of, or for, as the case may be, the Test Period most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 7.1(a) or (b), as applicable.
“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (1) the Fair Market Value of the property to which such Lien relates as determined in good faith by such Person or (2) the amount of such Indebtedness), (iv) the aggregate amount of all Capitalized Lease

Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations (other than ordinary course trade accounts payable not overdue by more than 60 days), (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement determined on a marked-to-market basis and (viii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include the Warrant Obligation Amount, trade payables, accrued expenses, operating leases (which in no event shall constitute Capital Leases) and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.
“Indemnified Taxes” shall mean Taxes and Other Taxes other than Excluded Taxes.
“Indemnitee” shall have the meaning provided in Section 11.3(b).
“Intercompany Loan” shall have the meaning provided in Section 8.5(vii).
“Intercompany Subordination Agreement” shall mean an agreement substantially in the form attached as Exhibit I.
“Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Interest Expense for such period.
“Interest Period” shall have the meaning provided in Section 4.1(b).
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.
“Investment” shall have the meaning provided in the preamble to Section 8.5.
“Joint Lead Arrangers” shall mean the collective reference to Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each in its capacity as joint lead arranger and joint bookrunner, and each of their successors.
“Leasehold” shall mean, with respect to any Person, all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
“Lender” shall have the meaning provided in the introductory paragraph hereof.
“Lending Office” shall mean, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.
“LIBOR” shall mean,
(i)for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or other commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If such rate is not available at such time for any reason, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; and
(ii)for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or other commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If such rate is not available at such time for any reason, then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.
Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error; provided that, if LIBOR determined as provided above with respect to any LIBOR Rate Loan for any Interest Period would be less than 0.0% per annum, then LIBOR with respect to such LIBOR Rate Loan for such Interest Period shall be deemed to be 0.0% per annum.
“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean any Loan (other than a Base Rate Loan) bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or other), charge, preference, priority or other security agreement or arrangement of any kind or nature whatsoever (including any agreement to give any of the foregoing). For purposes of this Agreement, the Borrower or its respective Subsidiaries shall be deemed to own, subject to a Lien, any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other similar title retention agreement relating to such asset, and sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries shall be deemed to create a Lien on accounts receivable of the Borrower or the respective Subsidiary.
“Loan Documents” shall mean, collectively, this Agreement, each Term Loan Note, the Intercompany Subordination Agreement, the Subsidiary Guaranty Agreement, each amendment of the foregoing, and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Guaranteed Creditor

pursuant to any of the foregoing, all as may be amended, restated, supplemented or otherwise modified from time to time.
“Margin Stock” shall have the meaning provided in Regulation U.
“Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, operations, properties, liabilities or financial condition of the Borrower and its Subsidiaries taken as a whole, or (ii) a material adverse effect (x) on the rights or remedies of the Lenders or the Administrative Agent hereunder or under the other Loan Documents, taken as a whole or (y) on the ability of the Credit Parties to perform their obligations to the Lenders or the Administrative Agent hereunder or under the other Loan Documents, taken as a whole.
“Material Subsidiary” shall mean, at any time, each Wholly-Owned Domestic Subsidiary of the Borrower that, taken together with all other Wholly-Owned Domestic Subsidiaries that are not Subsidiary Guarantors, would not be an Immaterial Subsidiary; provided that, if, as of any date of determination, all Wholly-Owned Domestic Subsidiaries of the Borrower that are not Subsidiary Guarantors fail to constitute Immaterial Subsidiaries (as determined in accordance with the requirements of the definition thereof and the relevant provisions of Section 7.12), then the Borrower shall determine which Wholly-Owned Domestic Subsidiary (or Wholly-Owned Domestic Subsidiaries) shall constitute Material Subsidiaries for purposes of compliance with the requirements of Section 7.12.
“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” shall mean (i) any plan, as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to (or to which there is an obligation to contribute to) by the Borrower or an ERISA Affiliate and that is subject to Title IV of ERISA, and (ii) each such plan for the five year period immediately following the latest date on which the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Subsidiary of the Borrower with respect to the Fiscal Year in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Subsidiaries from such sale or other disposition.

“Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with U.S. GAAP, constitutes stockholders equity, excluding any treasury stock.
“Non-Consenting Lender” means any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 11.2, requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.
“Non-Guarantor Subsidiaries” shall mean, at any time, the Subsidiaries of the Borrower that are not at such time Subsidiary Guarantors.
“Non-Public Lender” shall mean any person/entity which does not belong to the “public” within the meaning of CRD IV/CRR.
“Non-U.S. Plan” shall mean any plan, fund or other similar program that (i) is established or maintained outside the United States of America by the Borrower or any of its Subsidiaries primarily for the benefit of employees of the Borrower or one or more of its Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (ii) is not subject to ERISA or the Code.
“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.
“Notice of Account Designation” shall have the meaning provided in Section 3.2.
“Notice of Borrowing” shall have the meaning provided in Section 3.2.
“Notice of Conversion/Continuation” shall have the meaning provided in Section 4.2.
“Notice of Prepayment” shall have the meaning provided in Section 3.4.
“Obligations” shall mean, in each case, whether now in existence or hereafter arising: (i) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Term Loans and (ii)  all other fees and commissions (including reasonable and documented attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties or any of their respective Subsidiaries to the Guaranteed Creditors or the Administrative Agent, in each case under any Loan Document with respect to the Term Loan, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” shall mean, with respect to any Person (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person or (ii) any obligation under a Synthetic Lease; provided that, lease payments with respect to leases of precious metal alloy (and obligations to return the precious metal alloy) owing by the Borrower and any of its Subsidiaries in connection with the ongoing business of such Person (or guarantees thereof) to the owners of such precious metal alloy and other Persons providing financing to such owners in respect of such precious metal alloy (in each case other than the Borrower and its Subsidiaries) shall in no event constitute “Off-Balance Sheet Liabilities”.

“Officer’s Compliance Certificate” shall mean a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity hedging agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values or the prices of commodities used in the business of the Borrower and its Subsidiaries.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.13(b)).
“Participant” shall have the meaning provided in Section 11.9(d).
“Participant Register” shall have the meaning provided in Section 11.9(g).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permitted Acquisition” shall have the meaning provided in Section 8.2(ix).
“Permitted Liens” shall have the meaning provided in Section 8.1.
“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Pittsburgh Corning Acquisition” means the acquisition by the Borrower or one of its Subsidiaries of Pittsburgh Corning Corporation and Pittsburgh Corning Europe NV pursuant to the terms of the Pittsburgh Corning Acquisition Agreement.
“Pittsburgh Corning Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of May 12, 2017, by and among Pittsburgh Corning Corporation Asbestos Personal Injury Settlement Trust, as seller, Pittsburgh Corning Corporation, Pittsburgh Corning Europe BV, and Owens Corning, as purchaser (which may be consummated by an affiliate of the purchaser).
“Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.
“Preferred Equity” shall mean, as applied to the Equity Interests of any Person, Equity Interests of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Equity Interests of any other class of such Person.
“Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Test Period, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period, as if such Indebtedness had been retired or repaid on the first day of such Test Period, and (z) any Permitted Acquisition or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition or any other Significant Asset Sale if consummated after the first day of the relevant Test Period, and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:
(i)all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period, shall be deemed to have been retired or redeemed on the first day of such Test Period and remain retired through the date of determination;
(ii)all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and
(iii)in making any determination of Consolidated EBITDA on a ProForma Basis, proforma effect shall be given to any Permitted Acquisition or any Significant Asset Sale if effected during the respective Test Period as if same had occurred on the first day of the respective Test Period taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article XI of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period but without taking into account any pro forma cost savings and expenses.

“Property” shall mean, with respect to any Person, any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned, leased, or operated by such Person.
“Qualified Preferred Stock” shall mean any Preferred Equity of the Borrower, the express terms of which shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of the Borrower or any of its Subsidiaries relating to outstanding indebtedness and which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any change of control event), cannot mature (excluding any maturity as the result of an optional redemption by the issuer thereof) and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of an change of control event), in whole or in part, on or prior to one year following the Term Loan Maturity Date then in effect.
“Rating Agency” shall mean S&P (for so long as no Rating Agency Disruption has occurred with respect thereto), Moody’s (for so long as no Rating Agency Disruption has occurred with respect thereto) and, following a Rating Agency Disruption, an Alternate Rating Agency named pursuant hereto, and “Rating Agencies” shall mean two of the foregoing.
“Rating Agency Disruption” shall mean any event or occurrence resulting in the failure of any current Rating Agency to provide debt ratings generally to corporate borrowers.
“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
“Recipient” means (a) the Administrative Agent and (b) any Lender.
“Refinancing” shall mean the refinancing and repayment or other satisfaction in full of all amounts outstanding under, and the termination of all commitments in respect of, any Indebtedness.
“Register” shall have the meaning provided in Section 11.9(c).
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) (42 U.S.C. Section 9601 et seq.).
“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period under ERISA has been waived under subsection .22, .23, .25, .27, or .28 of PBGC Regulation Section 4043.
“Required Lenders” shall mean, at any date, any combination of Lenders holding more than fifty percent (50%) of the aggregate amount of the Term Loan Commitment or, if the Term Loan Commitment has been terminated, of the outstanding principal amount of the Term Loan; provided that (a) the Term Loan Commitment of, and the portion of the Term Loan, as applicable, held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (b) for so long as there are only two Lenders (treating any Lender and its Affiliates as a single Lender), then “Required Lenders” shall mean all Lenders.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Returns” shall have the meaning provided in Section 6.9.
“Revolving Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 13, 2015, as amended by the First Amendment thereto dated as of March 22, 2016, as further amended by the Second Amendment thereto dated as of May 27, 2016, and as further amended from time to time hereafter, among the Borrower, certain subsidiaries of the Borrower party thereto as borrowers, the lenders from time to time party thereto and Well Fargo Bank, National Association, as administrative agent.
“S&P” shall mean Standard & Poor’s Financial Services LLC, and any successor to its ratings agency business.
“Sanctioned Country” shall mean a country, region or territory which is itself the subject or target of any Sanctions Laws including, those countries subject to a sanctions program identified on the list maintained by OFAC and currently available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time, for which the sanctions program takes the form of a comprehensive trade embargo, including as of the Closing Date Crimea, Cuba, Iran, North Korea, Sudan and Syria.
“Sanctioned Person” shall mean, any of the following currently or in the future: (i) an entity, vessel, or individual named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC currently available at http://www.treasury.gov/resource-center/sanctions/SDNList/ Pages/default.aspx or on the consolidated list of persons, groups, and entities subject to EU financial sanctions currently available at http://eeas.europa.eu/cfsp/sanctions/consollist_en.htm; or (ii) anyone more than 50-percent owned by an entity or individual described in (i) above; or (iii) (A) an agency or instrumentality of, or an entity owned or controlled by, the government of a Sanctioned Country, (B) an entity located in a Sanctioned Country, or (C) an individual who is a citizen or resident of, or located in, a Sanctioned Country; or (iv) an entity or individual engaged in activities sanctionable under CISADA (as defined under Sanctions Laws), ITRA (as defined under Sanctions Laws), IFCA (as defined under Sanctions Laws below), or any other Sanctions Laws as amended from time to time.
“Sanctions Laws” means the laws, regulations, and rules promulgated or administered by OFAC to implement U.S. sanctions programs, including any enabling legislation or Executive Order related thereto, as amended from time to time; the US Comprehensive Iran Sanctions, Accountability, and Divestment Act and the regulations and rules promulgated thereunder (“CISADA”), as amended from time to time; the US Iran Threat Reduction and Syria Human Rights Act and the regulations and rules promulgated thereunder (“ITRA”), as amended from time to time; the US Iran Freedom and Counter-Proliferation Act and the regulations and rules promulgated thereunder (“IFCA”); the sanctions and other restrictive measures applied by the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union; and any similar sanctions laws as may be enacted from time to time in the future by the U.S., Canada, the European Union (and its Member States), or the Security Council or any other legislative body of the United Nations; and any corresponding laws of jurisdictions in which the Borrower or any of its Affiliates operates or in which the proceeds of any Term Loan will be used or from which funds used to repay any Obligation will be derived.

“Scheduled Existing Indebtedness” shall mean the Indebtedness listed on Schedule 6.18 on the Closing Date.
“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Senior Notes Documents” shall mean, collectively, (i) that certain Indenture dated as of June 2, 2009 (and each supplemental indenture thereto) by and among the Borrower, certain of the Borrower’s subsidiaries and Wells Fargo Bank, National Association, as trustee pursuant to which senior notes were issued by the Borrower and each other agreement, document or instrument relating to the issuance of such senior notes, as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, and (ii) that certain Indenture dated as of October 31, 2006 (and each supplemental indenture thereto) by and among the Borrower, each of the guarantors named therein and Wells Fargo Bank, National Association, as trustee pursuant to which senior notes were issued by the Borrower and each other agreement, document or instrument relating to the issuance of such senior notes, as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Significant Asset Sale” shall mean each Asset Sale which generates Net Sale Proceeds of at least $100,000,000.
“SPV” shall have the meaning provided in the definition of Asset Securitization.
“Standard Securitization Undertakings” shall mean, with respect to an Asset Securitization, representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with such Asset Securitization, which are reasonably customary in asset securitizations for the types of assets subject to the respective Asset Securitization.
“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.
“Subsidiary Guarantor” shall mean each Subsidiary of the Borrower which has executed and delivered the Subsidiary Guaranty Agreement, unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiary Guaranty Agreement in accordance with the terms and provisions thereof.
“Subsidiary Guaranty Agreement” shall mean the unconditional guaranty agreement of even date herewith executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, substantially in the form attached as Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and for financial reporting purposes but (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean a term loan made, or to be made, to the Borrower pursuant to Section 3.1 or all such term loans collectively, as the context requires.
“Term Loan Amount” shall mean the aggregate principal amount of the Term Loan made by the Lenders on the Term Loan Funding Date.
“Term Loan Commitment” shall mean (i) as to any Lender, the obligation of such Lender to make a portion of the Term Loan to the account of the Borrower hereunder pursuant to Section 3.1 on the Term Loan Funding Date in the principal amount set forth opposite such Lender’s name on Schedule 1.1, or (ii) as to all Lenders, the aggregate of the commitments of all such Lenders to make their respective portion of the Term Loan pursuant to Section 3.1. The aggregate Term Loan Commitment of the Lenders on the Closing Date shall be $350,000,000.
“Term Loan Facility” shall mean the term loan facility established pursuant to Article III.
“Term Loan Funding Date” shall mean the date of the funding of the Term Loan, which date shall occur after the Closing Date but not later than August 8, 2017.
“Term Loan Maturity Date” shall mean the earlier of (a) June 7, 2018 or (b) the date of acceleration of the Term Loan pursuant to Section 9.2(a).
“Term Loan Note” shall mean a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Term Loan made by such Lender, substantially in the form attached as Exhibit A, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Term Loan Percentage” means, as to any Lender, the ratio of (a) the amount of the undrawn Term Loan Commitment of such Lender (or, if the Term Loan Commitment has been terminated, the outstanding principal balance of the Term Loan of such Lender) to (b) the amount of the aggregate undrawn Term Loan Commitments of all Lenders (or, if the Term Loan Commitment has been terminated, the aggregate outstanding principal balance of the Term Loan of all Lenders).
“Test Period” shall mean each period of four consecutive Fiscal Quarters then last ended in each case taken as one accounting period.
“Transaction” shall mean, collectively, (i)  the entering into of the Loan Documents and the incurrence of the Term Loan on the Term Loan Funding Date and (ii) the payment of fees and expenses in connection with the foregoing.
“U.S.” or “United States” shall mean the United States of America.
“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations in accordance with U.S. GAAP for purposes of Article VIII, including defined terms as used therein, are subject (to the extent provided therein) to Section 1.3(b).
“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 4.12(e)(i)(B)(iii).
“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, and its successors.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary. Notwithstanding the foregoing, no SPV that is a party to an Asset Securitization permitted hereunder shall be deemed to constitute a “Wholly-Owned Domestic Subsidiary” for purposes of (i) the definitions of “Immaterial Subsidiary” and “Material Subsidiary” set forth herein and (ii) Section 7.12 hereof.
“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest at such time; provided that any Foreign Subsidiary of such Person at least 90% of whose capital stock or other Equity Interests are owned by such Person and/or one or more Wholly-Owned Subsidiaries (determined after giving effect to this proviso) of such Person at such time shall be deemed to be a Wholly-Owned Subsidiary of such Person.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.2Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3    Accounting Terms.

a.All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data and financial statements (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with U.S. GAAP, applied on a consistent basis, as in effect from time to time and consistent with those used in preparing the audited financial statements required by Section 7.1(b), provided, that (i) if, at any time any change in U.S. GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in U.S. GAAP (subject to the approval of the Required Lenders); provided, that, until so amended (A) such ratio or requirement shall continue to be computed in accordance with U.S. GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in U.S. GAAP, (ii) to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a Pro Forma Basis, and (iii) for purposes of determining compliance with any incurrence or expenditure tests set forth in Articles VII and/or VIII (excluding Section 8.7 or 8.8), any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Reuters World Currency Page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Reuters World Currency Page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, U.S. GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2015 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States as in effect on December 31, 2015, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

SECTION 1.4    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.5    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

[RESERVED]

ARTICLE III
TERM LOAN FACILITY

SECTION 3.1    The Term Loan. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make a portion of the Term Loan to the Borrower in Dollars on the Term Loan Funding Date in a single drawing in an aggregate principal amount not to exceed such Lender’s Term Loan Commitment; provided, however, that the aggregate amount of the Term Loan made on the Term Loan Funding Date shall not exceed $350,000,000. Upon the making of a portion of the Term Loan by a Lender, its Term Loan Commitment shall automatically be terminated in its entirety (i.e., reduced to zero). In addition, any then existing Term Loan Commitment shall expire and terminate (i.e., be reduced to zero) upon the close of business on August 8, 2017. Each Lender’s portion of the Term Loan shall be in a principal amount equal to its Term Loan Percentage of the aggregate Term Loan made on the Term Loan Funding Date. The Borrower may not reborrow any portion of the Term Loan which is repaid.
SECTION 3.2    Procedure for Advance of the Term Loan. The Borrower shall give the Administrative Agent an irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) prior to 1:00 p.m. on the Term Loan Funding Date requesting that the Lenders make the Term Loan on such date (provided that the Borrower shall give such irrevocable Notice of Borrowing no later than three (3) Business Days prior to the Term Loan Funding Date if the Borrower requests that the Term Loan be a LIBOR Rate Loan), specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing (which shall not exceed the amount of the Term Loan Commitment, as then in effect), (C) whether the Term Loan is to be a LIBOR Rate Loan or Base Rate Loan, and (D) if it is to be a LIBOR Rate Loan, the duration of the first Interest Period applicable thereto. A Notice of Borrowing received after the time set forth herein shall be deemed received on the next Business Day. Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Not later than 3:00 p.m. Eastern time on the Term Loan Funding Date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Term Loan to be made by such Lender on the Term Loan Funding Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loan in immediately available funds by wire transfer to the account of the Borrower designated in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent.
SECTION 3.3    Repayment of the Term Loan.
The Borrower shall repay the aggregate outstanding principal balance of the Term Loan in full, together with accrued interest thereon, on the Term Loan Maturity Date.
SECTION 3.4    Optional Prepayment of the Term Loan. The Borrower may at any time and from time to time prepay the Term Loan, in whole or in part, with irrevocable prior written notice to the Administrative Agent in substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 1:00 p.m. (i) on the same Business Day as prepayment of the portion of the Term Loan which is a Base Rate Loan and (ii) at least three (3) Business Days before prepayment of the portion of Term Loan which is a LIBOR Rate Loan specifying (A) the date and amount of prepayment and (B) whether the repayment is of Term Loans which are LIBOR Rate Loans, Term Loans which are Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such Notice of Prepayment is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of (i) $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans or any lesser amount outstanding, (ii) $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans or any lesser amount outstanding. A Notice of Prepayment received after 1:00 p.m. shall be deemed received on the next Business Day. Each such prepayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
SECTION 3.5    Permanent Reduction of the Term Loan Commitment. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Term Loan Commitment at any time or (ii) portions of the Term Loan Commitment, from time to time, in an aggregate principal amount not less than $10,000,000 or any whole multiple of $5,000,000 in excess thereof. Any reduction of the Term Loan Commitment shall be applied to the Term Loan Commitment of each Lender according to its Term Loan Percentage.
SECTION 3.6    Mandatory Prepayments of the Term Loan.
(a)Failure to Consummate Pittsburgh Corning Acquisition. In the event the Borrower fails to consummate the Pittsburgh Corning Acquisition on or prior to the thirtieth (30th) day after the Term Loan Funding Date, the Borrower shall prepay the aggregate outstanding principal balance of the Term Loan in full, together with accrued interest thereon, on the first Business Day following such thirtieth (30th) day.

(b)Capital Markets Issuance. In the event that (i) the Borrower or any Domestic Subsidiary issues any debt securities in a public issuance or private placement (excluding any borrowings under the Revolving Credit Agreement, any Asset Securitization, any Indebtedness permitted under Sections 8.4(iv), (v) or (vi) or other working capital facilities) or (ii) the Borrower issues any Borrower Common Stock in a registered offering, in each case of clause (i) or (ii) resulting in net cash proceeds to the Borrower or such Domestic Subsidiary, as applicable, in excess of $100,000,000, the Borrower shall, within two (2) Business Days after the receipt of such proceeds, prepay the Term Loan in an amount equal to the lesser of the outstanding principal amount thereof and the amount of such proceeds, together with accrued interest thereon.

ARTICLE IV

GENERAL LOAN PROVISIONS
SECTION 4.1    Interest.

(a)Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until the second Business Day after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9 of this Agreement).

The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Term Loan or any portion of either as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan and any LIBOR Rate Loan or any portion thereof as to which the Borrower has not duly specified an Interest Period as provided herein shall be deemed a LIBOR Rate Loan for a one (1) month Interest Period.
(b)Interest Periods. In connection with each LIBOR Rate Loan, the Borrower by giving notice at the times described in Section 3.2 or 4.2, shall elect an interest period (each, an “Interest Period”) to be applicable to such Term Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months; provided that:
(i)the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(ii)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(iii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(iv)no Interest Period shall extend beyond the Term Loan Maturity Date without payment of any amounts pursuant to Section 4.9; and
(v)there shall be no more than eight (8) Interest Periods in effect at any time.

(c)Default Rate. Subject to Section 9.2, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 9.1(a), or 9.1(e), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default:

(A)the Borrower shall no longer have the option to request LIBOR Rate Loans;
(B)all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans;
(C)all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans; and
(D)all other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) applicable to such other Obligation (provided, that if no rate for such other Obligation is set forth herein or in such other Loan Document, then such Obligation shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans).

Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
(d)Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing on the last Business Day of the first full fiscal quarter following the Closing Date; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period; provided, that accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. All computations of interest for Base Rate Loans based on the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e)Maximum Rate.
(i)In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.
(ii)In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 4.2    Notice and Manner of Conversion or Continuation of Term Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to:

a.convert at any time on or after the second Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans; and

b.upon the expiration of any Interest Period with respect to any LIBOR Rate Loans, (i) convert any part of its outstanding LIBOR Rate Loans in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or the entire remaining amount thereof or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans.

Whenever the Borrower desires to convert or continue Term Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 1:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Term Loan is to be effective specifying:
(A)the Term Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor;
(B)the effective date of such conversion or continuation (which shall be a Business Day);

(C)the principal amount of such Term Loans to be converted or continued; and
(D)the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.
The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
SECTION 4.3    [Reserved].
SECTION 4.4    Manner of Payment. Each payment by the Borrower on account of the principal of or interest on any Loan or of any fee, commission or other amounts payable to the Lenders under this Agreement (or any of them) shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 9.1(a), but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent (i) shall distribute to each such Lender at its address for notices set forth herein its pro rata share of such payment in accordance with the amounts then due and payable to such Lenders (except as specified below) and (ii) shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.12 or 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii) and (iii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest payable along with such payment.

SECTION 4.5    Evidence of Indebtedness. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Loan Note, which shall evidence such Lender’s Term Loans, in addition to such accounts or records. Each Lender may attach schedules to its Term Loan Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

SECTION 4.6    Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.12 or 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii)the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
SECTION 4.7    Obligations of Lenders.

(a)Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share in Dollars available on such date in accordance with Section 3.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount in Dollars. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent in Dollars, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at;
(i)in the case of a payment to be made by such Lender, the greater of (1) the daily average Federal Funds Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and
(ii)in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.

If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Term Loans are several and are not joint or joint and several. The failure of any Lender to make available its Term Loan Percentage of any Term Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Term Loan Percentage of such Term Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Term Loan Percentage of such Term Loan available on the borrowing date.

SECTION 4.8    Changed Circumstances.

(a)Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered to banks in the applicable interbank market (including, without limitation, the London interbank Eurodollar market) for the applicable amount and Interest Period of such Term Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the LIBOR Rate for the Interest Period with respect to a proposed LIBOR Rate Loan, or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Term Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan, shall be suspended, and the Borrower shall either (1) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon (subject to Section 4.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or (2) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period; provided that if the Borrower elects to make such conversion, the Borrower shall pay to the Administrative Agent and the Lenders any and all costs, fees and other expenses, if any, incurred by the Administrative Agent and the Lenders in effecting such conversion.

(b)Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations to make or maintain any LIBOR Rate Loan such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Term Loan or continue any Term Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate, to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period; provided that if the Borrower elects to make such conversion, the Borrower shall pay to the Administrative Agent and the Lenders any and all costs, fees and other expenses incurred by the Administrative Agent and the Lenders in effecting such conversion.

SECTION 4.9    Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including, without limitation, any foreign exchange costs) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Term Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan, on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Term Loan, as applicable, in the applicable interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.10    Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by or any Lender (except any reserve requirement reflected in the LIBOR Rate);
(ii)subject any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the London interbank or other applicable market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon written request of such Lender, the Borrower shall promptly pay to any such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitment of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (including, to the extent such information is not deemed by such Lender to be confidential or proprietary to such Lender, reasonable details on the calculations performed by such Lender or its holding company in determining such amount or amounts) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)[Reserved].

(e)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law or other events or conditions giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11 Regulatory Limitation; Further Assurances. In the event that for any reason, the obligation of any of the Lenders to make a Term Loan (in each case taking into account the amount of the Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A. §84, as amended, the regulations promulgated thereunder and any other Applicable Law) is determined by such Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. §84, as amended, and the regulations promulgated thereunder, or any other Applicable Law, the amount of any Extension of Credit such Lender shall be obligated to make hereunder shall immediately be reduced to the maximum amount which such Lender may legally advance (as determined by such Lender), the obligation of each of the remaining Lenders hereunder shall be proportionately reduced, based on their applicable Term Loan Percentages and, to the extent necessary under such laws and regulations (as determined by each of the Lenders, with respect to the applicability of such laws and regulations to itself), and the Borrower shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Obligations outstanding hereunder by an amount sufficient to comply with such maximum amounts.

SECTION 4.12 Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Credit Party or the Administrative Agent shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the applicable Credit Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) that are paid by (or required to be withheld or deducted on payments to) the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.12, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Status of Lenders. (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.12(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender:
(i)Without limiting the generality of the foregoing, in the event that the Borrower is a “United States person” (within the meaning of Section 7701(a)(30) of the Code),
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)duly completed copies of IRS Form W-8ECI;

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B)

a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Amendment, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(f)Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund within thirty (30) days of such determination (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)Survival. Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section shall survive the payment in full of the Obligations and the termination of the Term Loan Commitment.

(h)Each Lender shall severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h). The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.

SECTION 4.13 Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office. If any Lender delivers notice to the Administrative Agent pursuant to Section 4.8(b), or requests compensation under Section 4.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.12, then, upon the request of the Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would make it lawful or possible, as the case may be, to honor its obligations to make or maintain LIBOR Rate Loans hereunder or would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender becomes unable to make or maintain LIBOR Rate Loans under Section 4.8(b), requests compensation under Section 4.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.12, or if any Lender is a Defaulting Lender hereunder or becomes a Non-Consenting Lender, or if any Lender is unable, on the date required by Section 11.21(a) or (b) to make any declaration or representation required therein, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.9;
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.12, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with Applicable Law; and
(v)    in the case of any such assignment with respect to a Non-Consenting Lender pursuant to Section 4.13(b), (A) such assignment shall be permitted hereunder only if no Event of Default has occurred and is continuing at the time of such proposed assignment and (B) each assignee shall consent, at the time of such assignment, to each matter in respect of which such assignor Lender was a Non-Consenting Lender.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 4.14 [Reserved].

SECTION 4.15 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.2.

(b)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.4), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of

Default exists), to the funding of any Term Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Term Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 4.15(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c)[Reserved].

(d)[Reserved].

(e)[Reserved].

(f)[Reserved].

(g)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held on a pro rata basis by the Lenders in accordance with their Term Loan Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE V

CONDITIONS OF EFFECTIVENESS AND BORROWING

SECTION 5.1    Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of each of the following conditions:

(a)Executed Loan Documents. This Agreement, the Intercompany Subordination Agreement and the Subsidiary Guaranty Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto (or, with respect to the Intercompany Subordination Agreement, the Subsidiary Guarantors) and shall be in full force and effect.

(b)Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that all representations and warranties of such Person contained in this Agreement and the other Loan Documents are true and correct in all material respects except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date; that none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents applicable to it.

(ii)Certificate of Secretary of each Credit Party. A certificate of the secretary, assistant secretary, director, officer or other authorized person, as the case may be, of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party or other authorized person executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, and (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

(iii)Certificates of Good Standing. Certificates as of a recent date of the good standing (or the equivalent thereof, if any) of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business.

(iv)Opinions of Counsel. Favorable opinions of external and internal United States counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request and which opinion shall permit reliance by successors and permitted assigns of each of the Administrative Agent and the Lenders.

(v)Tax Forms. Copies of the United States Internal Revenue Service forms required by Section 4.12(e).

(c)Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and no action shall have been taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(d)Financial Matters.

(i)Financial Statements. The Joint Lead Arrangers shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the three fiscal years most recently ended for which financial statements are available and the related audited statements of income and retained earnings and cash flows for such Fiscal Years and (B) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries for each quarterly period ended after March 31, 2017 for which financial statements are available and related unaudited interim statements of income and retained earnings.

(ii)Payment at Closing. The Borrower shall have paid (A) to the Administrative Agent all fees and other amounts due and payable on or prior to the Closing Date and (B) all fees, charges and disbursements of counsel to the Administrative Agent to the extent accrued and unpaid prior to or on the Closing Date and for which a detailed invoice has been delivered to the Borrower.

(e)Miscellaneous.

(i)Patriot Act. The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the Act.

(ii)Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

SECTION 5.2    Conditions to Extension of the Term Loan. The obligations of the Lenders to make the Term Loan on the Term Loan Funding Date are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a)Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date; provided, that (x) if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition and (y) this clause (a) shall not apply to the representations and warranties contained in Section 6.5(e) with respect to any Extension of Credit occurring after the Closing Date.

(b)No Existing Default. No Default or Event of Default shall have occurred and be continuing on the borrowing date with respect to the Term Loans or after giving effect to the Term Loans to be made on such date.

(c)Notices. The Administrative Agent shall have received a Notice of Borrowing accordance with Section 3.2.

(d)Term Loan Note. The Administrative Agent (or its counsel) shall have received, for the benefit of each Lender requesting the same at least three (3) Business Days prior to the Term Loan Funding Date, a Term Loan Note reflecting the principal amount of its Term Loan.

(e)Officer’s Certificate. The Administrative Agent (or its counsel) shall have received a certificate of a Responsible Officer of the Borrower dated the Term Loan Funding Date, (i)  certifying that (A) the representations and warranties contained in Article VI (other than Section 6.5(e)) are true and correct in all material respects on and as of the Term Loan Funding Date (both before and after giving effect to the making of the Term Loan) with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty is true and correct in all material respects as of such earlier date; provided, that if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this certification, (B) since December 31, 2016, nothing has occurred (singly or in the aggregate with all other occurrences) that has had, or could reasonably be expected to have, a Material Adverse Effect, (C) no Default or Event of Default has occurred and is continuing on the Term Loan Funding Date (either before or after giving effect to the making of the Term Loan) and (D) the Borrower has received all requisite U.S. and foreign regulatory approvals to consummate the Pittsburgh Corning Acquisition and all applicable regulatory waiting periods for such transaction have expired or been terminated.

(f)Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer (or other similar officer) of the Borrower, that the representations and warranties set forth in Section 6.5(b) are true and correct on the Term Loan Funding Date.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

In order to induce the Lenders to enter into this Agreement and to make the Term Loans, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Term Loan Notes and the making of the Term Loans.
SECTION 6.1    Company Status. Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing (or the local equivalent) under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications; except for failures of Subsidiaries of the Borrower that are not Credit Parties under clauses (i) and (ii) above, and failures of the Borrower and its Subsidiaries under clause (iii) above, which, either individually or in the aggregate for all such failures under preceding clauses (i), (ii) and (iii), could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 6.1 shall prevent the dissolution, merger, sale, transfer or other disposition of any Subsidiary of the Borrower or other transactions by the Borrower or any of its Subsidiaries permitted pursuant to Section 8.2.

SECTION 6.2    Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Credit Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 6.3    No Violation. Neither the execution, delivery or performance by any Credit Party of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority binding on the Borrower and its Subsidiaries, (ii) will result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject (including, without limitation, the Existing Indebtedness Agreements) other than any agreement, contract or instrument terminated, discharged or replaced as of the Closing Date, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

SECTION 6.4    Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Closing Date), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any such Loan Document.

SECTION 6.5    Financial Statements; Financial Condition; Undisclosed Liabilities.

(a)The audited consolidated balance sheet of the Borrower and its Subsidiaries at December 31, 2016 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the fiscal year of the Borrower ended on such date and the unaudited consolidated balance sheets of the Borrower and its Subsidiaries at the end of the Quarter ended March 31, 2017 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the Fiscal Quarter then ended, in each case furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby. All such financial statements have been prepared in accordance with U.S. GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(b)On and as of the Term Loan Funding Date, and after giving effect to the Transaction and to all Indebtedness being incurred or assumed or paid and discharged by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower (on a stand-alone basis) and of the Borrower and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 6.5(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c)Except as fully disclosed in the financial statements delivered pursuant to Section 6.5(a), and except for the Indebtedness incurred under this Agreement, there were as of the Closing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries. As of the Closing Date, the Borrower does not know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 6.5(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d)[Reserved].

(e)On and as of the Closing Date, since December 31, 2016, nothing has occurred (singly or in aggregate with all other occurrences) that has had, or could reasonably be expected to have, a Material Adverse Effect; provided that no Extension of Credit shall constitute a representation and warranty that the matters set forth in this Section 6.5(e) are true and correct.

SECTION 6.6    Litigation. There are no actions, suits, proceedings, grievances or investigations pending or, to the knowledge of the Borrower, threatened (i) with respect to this Agreement or any Loan Document or (ii) that have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the Transaction.

SECTION 6.7    True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower and each of its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or the other Loan Documents, or any transaction contemplated herein or therein, is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower and each of its Subsidiaries in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 6.7, such factual information shall not include any pro forma financial information.

SECTION 6.8    Use of Proceeds; Margin Regulations.

(a)All proceeds of the Term Loans will be used to finance a portion of the Pittsburgh Corning Acquisition and for other working capital and general corporate purposes of the Borrower and its Subsidiaries.

(b)At the time of each Extension of Credit, the value of the Margin Stock at any time owned by the Borrower and its Subsidiaries does not exceed 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Extension of Credit will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

SECTION 6.9    Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all material returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby. Each of the Borrower and each of its Subsidiaries has paid all federal and state income Taxes and all other material Taxes and assessments shown on such Returns to be payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with U.S. GAAP. On the Closing Date, there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any Taxes relating to the Borrower or any of its Subsidiaries. As of the Closing Date, except as set forth on Schedule 6.9, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Borrower nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Borrower or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

SECTION 6.10 Compliance with ERISA; Non-U.S. Plans.

(a)The Borrower and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Borrower or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 412 of the Code, other than, in any case, such liabilities or Liens as could not reasonably be expected to result, individually or in the aggregate, in the occurrence of a Material Adverse Effect.

(b)Neither the Borrower nor any ERISA Affiliate has incurred (i) withdrawal liabilities (or are subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that could reasonably be expected to result, either individually or in the aggregate, in the occurrence of a Material Adverse Effect or (ii) any obligation in connection with the termination or withdrawal from any Non-U.S. Plan that could reasonably be expected to result, either individually or in the aggregate, in the occurrence of a Material Adverse Effect.

(c)The expected postretirement benefit obligation (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Borrower could not reasonably be expected to result in the occurrence of a Material Adverse Effect.

(d)All Non-U.S. Plans have been registered, established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Borrower and each of its Subsidiaries have been paid or accrued as required and all obligations of the Borrower and each of its Subsidiaries under each applicable Non-U.S. Plan Document have been performed by the Borrower and each of its Subsidiaries, except where failure so to pay or accrue such amounts or to perform such obligations, as the case may be, could not be reasonably expected to have a Material Adverse Effect.

SECTION 6.11 [Reserved].

SECTION 6.12 Subsidiaries. On and as of the Closing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 6.12 (with each Subsidiary that is (x) a Guarantor or (y) an Immaterial Subsidiary on the Closing Date identified as such).

SECTION 6.13 Compliance with Statutes, etc. The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 6.14 Investment Company Act. No Borrower is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.15 Environmental Matters.

(a)Subject to Section 6.15(c), each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. The Borrower and each of its Subsidiaries have obtained all of the permits and approvals required of them under Environmental Laws for the operation of their respective businesses. There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b)Subject to Section 6.15(c), other than in the ordinary course of business and in compliance with all applicable Environmental Laws, Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property by the Borrower or any of its Subsidiaries at any time that such Real Property was or has been owned, leased or operated by the Borrower or any of its Subsidiaries.

(c)Notwithstanding anything to the contrary in this Section 6.15, the representations and warranties made in this Section 6.15 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.16 Employment and Labor Relations. On the Closing Date, there are (i) no material strikes, lockouts, stoppages or slowdowns or any other material labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower or any its Subsidiaries, threatened or planned and (ii) no union representation questions with respect to the Borrower or any of its Subsidiaries.

SECTION 6.17 Intellectual Property, etc. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary for the present and ongoing conduct of its business, and the use thereof by the Borrower and each of its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements or the failure to own or have or continue to own or have which, as the case may be, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.18 Indebtedness. Schedule 6.18 sets forth a list of all Indebtedness which would be included in Consolidated Total Indebtedness (including Contingent Obligations that would be included therein) with a principal amount outstanding in excess of $10,000,000 of the Borrower and its Subsidiaries as of the Closing Date (excluding the Term Loans), in each case showing the aggregate principal amount thereof and the name of the respective borrower and the Borrower or any of its Subsidiaries which directly or indirectly guarantees such debt. In addition, the aggregate amount of Indebtedness which would be included in Consolidated Total Indebtedness (including Contingent Obligations that would be included therein) of the Borrower and its Subsidiaries as of the Closing Date and which is to remain outstanding after giving effect to the Transaction not so listed on Schedule 6.18 does not exceed $50,000,000.

SECTION 6.19 [Reserved].

SECTION 6.20 Sanctions, Anti-Money Laundering and Anti-Corruption Laws. Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of the officers, directors, employees or agents of itself or its Subsidiaries: (i) is, or is owned or controlled by, a Sanctioned Person; or (ii) is located, incorporated, organized, or resident in a Sanctioned Country. No proceeds from any Loan will be used, directly or indirectly, to lend, contribute, provide, or have otherwise been or will be made available to fund, any activity or business with any Sanctioned Person or Sanctioned Country, or in any other manner that will result in any violation or breach by Borrower, any of its Subsidiaries or any party hereto of Sanctions Laws or Anti-Corruption Laws. Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions Laws, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower, its and its

Subsidiaries’ directors, employees and agents, are in compliance with Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions Laws in all material respects.

SECTION 6.20 EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

ARTICLE VII
AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on and after the Closing Date and until the Term Loan Commitment has been terminated and all Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash:
SECTION 7.1    Information Covenants. The Borrower will furnish to the Administrative Agent (who shall furnish to each Lender):

(a)Quarterly Financial Statements. Within 45 days after the close of each of the first three Fiscal Quarters in each Fiscal Year of the Borrower commencing with the Fiscal Quarter ended June 30, 2017, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarter, in each case setting forth comparative figures for the corresponding Fiscal Quarter in the prior Fiscal Year, all of which shall be certified by the chief financial officer, the treasurer or any financial officer (including a controller) of the Borrower that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Quarter.

(b)Annual Financial Statements. Within 90 days after the close of each Fiscal Year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with U.S. GAAP consistently applied.

(c)Management Letters. Promptly after receipt by the Borrower, a copy of any “management letter” received from the certified public accountants auditing the consolidated financial statements of the Borrower and its Subsidiaries, on a group basis, and management’s response thereto.

(d)Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 7.1(a) and (b), an Officer’s Compliance Certificate from the chief financial officer, treasurer or other financial officer (including a controller) of the Borrower substantially in the form of Exhibit F certifying on behalf of the Borrower that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 8.7 and 8.8 at the end of such Fiscal Quarter or Fiscal Year, as the case may be.

(e)Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within five Business Days after any executive or senior managing officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries with respect to any Loan Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(f)Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Indebtedness pursuant to the terms of the documentation governing the same, provided that any financial information, proxy statements or other material required to be delivered pursuant to this Section 7.1(f) shall be deemed to have been furnished to each of the Administrative Agent and the Lenders on the date that such report, proxy statement or other material is posted on the Securities and Exchange Commission’s website at www.sec.gov; provided further, that such information (other than any Form 10-K, Form 10-Q or proxy materials) shall be deemed to have been delivered when posted only upon notification by the Borrower to the Administrative Agent of such posting.

(g)Environmental Matters. Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of any Environmental Claim that results in, or could reasonably be expected to result in a Material Adverse Effect which notice shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(h)Rating Information. Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of any change in the corporate credit ratings of the Borrower by any Rating Agency (including, without limitation, a change in the outlook with respect to any such ratings), any notice from a Rating Agency indicating its intent to effect such a change in such ratings or its cessation of, or its intent to cease, providing such ratings of the Borrower, or any notice from a Rating Agency indicating its intent to place the Borrower on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications.

(i)Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

SECTION 7.2    Books, Records and Inspections; Annual Meetings. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in conformity with U.S. GAAP and all requirements of applicable law or, with respect to the books of record and accounts of a Subsidiary located outside the United States, in accordance with the applicable accounting standards and legal requirements of its local jurisdiction. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of accounts of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals (not to exceed once per calendar year unless a Default or Event of Default shall have occurred and be continuing) and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request.

SECTION 7.3    Maintenance of Property; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried; provided that the Borrower and each of its Subsidiaries may self-insure to the extent it reasonably determines that such self-insurance is consistent with prudent business practice.

SECTION 7.4    Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 7.4 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 8.2 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.5    Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.6    Compliance with Environmental Laws. The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries.

SECTION 7.7    ERISA Reporting Covenant; Employee Benefits Matters. The Borrower will deliver promptly to the Administrative Agent, within ten days of the Borrower knowing or having reason to know of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower, its Subsidiaries, or ERISA Affiliates, as applicable, propose to take with respect thereto:

(i)with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations; or

(ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate, of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)any event, transaction or condition that could reasonably be expected to result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any of its Subsidiaries or any ERISA Affiliate, pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(iv)receipt of notice of the imposition of a material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 7.8    End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its fiscal years to end on December 31 of each calendar year and (ii) its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each calendar year.

SECTION 7.9    Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all (other than de minimis) federal and state income Taxes and all other material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 8.1(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP.

SECTION 7.10 Use of Proceeds. The Borrower will use the proceeds of the Term Loans only as provided in Section 6.8. The Borrower will not permit the proceeds from any Loan to be used, directly or indirectly, to lend, contribute, provide, or have otherwise been or will be made available to fund, any activity or business with any Sanctioned Person or Sanctioned Country, or in any other manner that will result in any violation or breach by the Borrower, any of its Subsidiaries or any party hereto of Sanctions Laws.

SECTION 7.11 Ratings. The Borrower will use commercially reasonable efforts to cause each of the Rating Agencies to continuously provide corporate credit ratings of the Borrower.

SECTION 7.12 Additional Subsidiary Guarantors.

(a)If at any time any Wholly-Owned Domestic Subsidiary of the Borrower is created, established or acquired and such Wholly Owned Domestic Subsidiary is (or would have been if at such time it had been a Wholly Owned Domestic Subsidiary of the Borrower), on the last day of the most recently ended Test Period for which financial statements have been or are required to have been delivered pursuant to Section 7.1(a) or (b), as applicable, a Material Subsidiary (with the “Immaterial Subsidiaries” tests being recalculated on a pro forma basis after giving effect to such creation, establishment or acquisition), the Borrower will, within 10 Business Days after such Wholly-Owned Domestic Subsidiary is created, established, acquired, notify the Administrative Agent thereof and, will as promptly as practicable, and in any event within sixty days, cause such Wholly-Owned Domestic Subsidiary to take all actions required for such Wholly-Owned Domestic Subsidiary to become a party to the Subsidiary Guaranty Agreement in accordance with the terms of the Subsidiary Guaranty Agreement and take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 5.1 if such Wholly-Owned Domestic Subsidiary had been a Subsidiary Guarantor on the Closing Date; provided that if the Borrower determines in good faith, (before such Wholly-Owned Domestic Subsidiary has complied with the requirements of this Section 7.12(a)), that such Wholly-Owned Domestic Subsidiary will not remain a Material Subsidiary for more than sixty days after the date of the creation, establishment or acquisition thereof, because of contemplated transfers of assets permitted under Section 8.2 by such Wholly-Owned Domestic Subsidiary (with the “Immaterial Subsidiary” tests being recalculated on a pro forma basis after giving effect to such transfers of assets), then so long as the Borrower notifies the Administrative Agent thereof within the sixty day period referenced above, such Wholly Owned Domestic Subsidiary shall not be required to become a Subsidiary Guarantor (unless the respective transfer of assets does not occur within such sixty day period or unless and until it is subsequently required to become a Subsidiary Guarantor pursuant to the provisions of Section 7.12(b)); provided, further that if the preceding proviso is applicable, the Borrower shall determine in good faith whether any of the transfers of assets contemplated by the preceding proviso would result in one or more other Wholly-Owned Domestic Subsidiaries of the Borrower which are not Subsidiary Guarantors and which previously constituted Immaterial Subsidiaries no longer constituting same (with determinations to be made in good faith on a pro forma basis to give effect to the respective transfers of assets), and if the Borrower determines in good faith that the result described above in this proviso would occur, then in such case within the sixty-day period described above the Borrower shall cause such Wholly-Owned Domestic Subsidiaries (which will not continue to constitute Immaterial Subsidiaries) to become Subsidiary Guarantors and to comply with the provisions of this Section 7.12(a) as if the respective transferee were a newly created, established or acquired Wholly-Owned Domestic Subsidiary. Without limiting the foregoing, the Borrower shall at all times cause each Subsidiary which is then a “Subsidiary Guarantor” (as defined in the Revolving Credit Agreement) to be a Subsidiary Guarantor hereunder.

(b)If, on the date of delivery by the Borrower of each of the financial statements required to be delivered pursuant to Sections 7.1(a) or (b), as applicable, any of the Wholly-Owned Domestic Subsidiaries of the Borrower that is not a Subsidiary Guarantor at such time would, as of the last day of the fiscal quarter or fiscal year for which such financial statements are required to be delivered, qualify as a Material Subsidiary, then the Borrower will, within 10 Business Days notify the Administrative Agent thereof and, as promptly as practicable, and in any event within sixty days after the date of delivery (or required date of delivery, if earlier) of the respective financial statements, cause each Wholly Owned Domestic Subsidiary of the Borrower (other than such Wholly-Owned Domestic Subsidiaries as will not constitute Material Subsidiaries after the taking of the actions required by this Section 7.12(b)) to take all actions required for such Wholly-Owned Domestic Subsidiary to become a party to the Subsidiary Guaranty Agreement in accordance with the terms of the Subsidiary Guaranty Agreement and take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 5.1 if such Wholly-Owned Domestic Subsidiary had been a Subsidiary Guarantor on the Closing Date; provided that if the Borrower determines in good faith (before the respective

Wholly-Owned Domestic Subsidiary has complied with the requirements of this Section 7.12(b)), that such Wholly-Owned Domestic Subsidiary will not remain a Material Subsidiary for more than sixty days after the date of delivery (or required date of delivery, if earlier) of the respective financial statements, because of contemplated transfers of assets permitted under Section 8.2 by such Wholly-Owned Domestic Subsidiary (with the “Immaterial Subsidiary” tests being recalculated on a pro forma basis after giving effect to such transfers of assets), then so long as the Borrower notifies the Administrative Agent thereof within the sixty day period referenced above, such Wholly-Owned Domestic Subsidiary shall not be required to become a Subsidiary Guarantor (unless the respective transfer of assets does not occur within such sixty day period or unless and until it is subsequently required to become a Subsidiary Guarantor pursuant to the provisions of this Section 7.12(b)); provided, further that if the preceding proviso is applicable, the Borrower shall determine in good faith whether any of the transfers of assets contemplated by the preceding proviso would result in one or more other Wholly-Owned Domestic Subsidiaries of the Borrower which are not Subsidiary Guarantors and which previously constituted Immaterial Subsidiaries no longer constituting same (with determinations to be made in good faith on a pro forma basis to give effect to the respective transfers of assets), and if the Borrower determines in good faith that the result described above in this proviso would occur, then in such case within the sixty-day period described above the Borrower shall cause such Wholly-Owned Domestic Subsidiaries (which will not continue to constitute Immaterial Subsidiaries) to become Subsidiary Guarantors and to comply with the provisions of this Section 7.12(b) as if the respective transferee were a Material Subsidiary on the last day of the respective fiscal quarter or fiscal year for which financial statements are acquired to be delivered pursuant to Section 7.1(a) or (b), as applicable.

SECTION 7.13 Maintenance of Company Separateness. The Borrower will, and the Borrower will cause each of its Material Subsidiaries and each SPV to, satisfy in all material respects customary Company formalities, including the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Company records. In addition, neither the Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the Company existence of the Borrower, any other Credit Party or any Non-Guarantor Subsidiaries being ignored, or in the assets and liabilities of the Borrower or any other Credit Party being substantively consolidated with those of any other such Person or any Non-Guarantor Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

SECTION 7.14 Sanctions and Anti-Money Laundering Laws. The Borrower will use commercially reasonable efforts to ensure that no Term Loan or other funds used to repay any Obligation (i) constitute the property of, or are beneficially owned, directly or indirectly, by any Sanctioned Person; or (ii) are derived from any transactions or business with any Sanctioned Person or Sanctioned Country. The Borrower shall take reasonable measures designed to ensure compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws. No Credit Party shall become a Sanctioned Person.

ARTICLE VIII
NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that on and after the Closing Date and until the Term Loan Commitment has been terminated and all Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash:
SECTION 8.1    Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 8.1 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP;
(ii)Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
(iii)Liens in existence on the Closing Date which are listed in Schedule 8.1, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule 8.1, provided that any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries except to the extent that Liens or such additional assets or properties are permitted under another provision of this Section 8.1;
(iv)Liens created by or pursuant to this Agreement and the other Loan Documents;
(v)(x) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries and (y) any interest or title of a lessor, sublessor or licensor under any operating lease or license agreement not prohibited by this Agreement to which the Borrower or any of its Subsidiaries is a party (including, without limitation, a Lien on the Borrower’s license of the “Pink Panther” trademark and any proceeds thereof in favor of the licensor thereof);
(vi)Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 8.4(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;
(vii)Liens placed upon equipment or machinery used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 8.4 and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary;
(viii)easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
(ix)Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into in the ordinary course of business;
(x)Liens arising out of the existence of judgments or decrees (but excluding consensual Liens granted by the Borrower or any of its Subsidiaries on any of their assets) that do not constitute an Event of Default under Section 9.1(g);

(xi)statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;
(xii)Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance, completion and guarantee bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);
(xiii)Liens on property or assets acquired by the Borrower or any of its Subsidiaries in existence at the time such property or asset is acquired by the Borrower or such Subsidiary (including by the merger or acquisition of any Person), provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 8.4, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such merger or acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries;
(xiv)Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;
(xv)Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, (y) incurred in the ordinary course of business in connection with property owned by third parties installed to provide energy or oxygen at the facilities of the Borrower and its Subsidiaries pursuant to any supply arrangement or operating lease (but not pursuant to a Capital Lease) and (z) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xvi)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;
(xvii)Liens created on assets transferred to an SPV pursuant to Asset Securitizations (which assets shall be of the types described in the definition of Asset Securitization contained herein), securing Attributable Securitization Indebtedness permitted to be outstanding pursuant to Section 8.4(v); and
(xviii)additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 8.1, so long as the aggregate amount (exclusive of regularly accruing interest or similar amounts which are paid on a current basis) of obligations secured by Liens permitted pursuant to this Section 8.1(xviii) does not exceed $300,000,000 at any time.

SECTION 8.2    Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory, raw materials, supplies and used or surplus equipment, in each case in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) all or substantially all of the Equity Interests in or assets of any Person (each such purchase or acquisition, an “Acquisition”) (or agree to do any of the foregoing at any future time), except that:
(i)each of the Borrower and any of its Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business, and may dissolve, liquidate or merge out of existence a Subsidiary, the continued existence of which is no longer materially advantageous to the Borrower or its Subsidiaries;
(ii)each of the Borrower and any of its Subsidiaries may sell assets including pursuant to a transaction of merger or consolidation, including the Equity Interests of a Subsidiary of the Borrower so long as (x) no Default or Event of Default then exists or would result therefrom, (y) in the case of the sale of the Equity Interests of any Credit Party, all of the Equity Interests of such Credit Party and its other Subsidiaries are sold pursuant to such sale and (z) the Fair Market Value of such assets when added to the Fair Market Value of all assets sold pursuant to this clause (ii) of the Borrower and its Subsidiaries previously sold pursuant to this Section 8.2(ii), does not exceed $350,000,000 in any Fiscal Year;
(iii)each of the Borrower and any of its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and, subject to Section 8.2(vii), not as part of any financing transaction;
(iv)each of the Borrower and any of its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
(v)each of the Borrower and any of its Subsidiaries may convey, lease, rent, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any other Subsidiary of the Borrower;
(vi)each of the Borrower and any of its Subsidiaries may merge or consolidate with and into, be dissolved or liquidated into, or amalgamate with any other Person, so long as (i) in the case of any such merger, consolidation, dissolution, liquidation or amalgamation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution, liquidation or amalgamation and such entity is a U.S. Person, and (ii) in all other cases, the surviving or continuing corporation of any such merger, consolidation, dissolution, liquidation or amalgamation is a Subsidiary of the Borrower;
(vii)each of the Borrower and any of its Subsidiaries party to an Asset Securitization may sell accounts and related general intangibles, chattel paper, instruments, security and collections with respect thereto pursuant to such Asset Securitization (after the execution thereof), so long as (x) each such sale is in an arm’s-length transaction and on terms consistent with prevailing market conditions for similar transactions at such time and (y) the aggregate Attributable Securitization Indebtedness shall not exceed $400,000,000 at any time outstanding;
(viii)each of the Borrower and any of its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business;
(ix)each of the Borrower and any of its Subsidiaries may consummate an Acquisition, so long as no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Acquisition or immediately after giving effect thereto (each such Acquisition, a “Permitted Acquisition”);
(x)each of the Borrower and any of its Subsidiaries may transfer and dispose of inventory, raw materials, equipment, Real Property and other tangible assets in exchange for consideration comprised of inventory, raw materials, supplies, used or surplus equipment, Real Property and other tangible assets or some combination thereof, in each case in the ordinary course of business, so long as (x) no Default or Event of Default then exists or would result therefrom and (y) the book value of such assets at the time of the consummation of such sale, when added to the book value of all assets of the Borrower and its Subsidiaries previously sold pursuant to this Section 8.2(x), does not exceed $250,000,000 at any time; and
(xi)each of the Borrower and any of its Subsidiaries may sell, transfer or convey raw materials, equipment, Real Property and other tangible assets to the extent that the Net Sale Proceeds therefrom are used to acquire replacement raw materials, equipment, real property and other tangible assets within 270 days after receipt of such Net Sale Proceeds (and in the case of any contractual commitment to so apply such Net Sale Proceeds entered into within such 270 day period, within 360 days after receipt of such Net Sale Proceeds).

SECTION 8.3    Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i)(x) any Subsidiary of the Borrower may pay Dividends to the Borrower or to any Wholly-Owned Subsidiary of the Borrower and (y) any Non-Wholly Owned Subsidiary of the Borrower may pay cash dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary); and

(ii)the Borrower and its Subsidiaries may authorize, declare and pay any other cash Dividend so long as (x) no Default or Event of Default exists at the time of such authorization, declaration or payment or would exist immediately after giving effect thereto and (y) such authorization, declaration or payment will not violate (I) any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of such Person or (II) any material agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Person.

SECTION 8.4    Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)unsecured Indebtedness of the Credit Parties so long as, on the date of the respective incurrence thereof, no Default or Event of Default then exists or would result therefrom;
(ii)unsecured Indebtedness of the Non-Guarantor Subsidiaries so long as (x) on the date of the respective incurrence thereof, no Default or Event of Default then exists or would result therefrom and (y) the aggregate principal amount of all such outstanding Indebtedness, (I) does not exceed $400,000,000 at any time and (II) when added to the aggregate principal amount of all outstanding Indebtedness incurred by the Borrower and its Subsidiaries pursuant to Section 8.4(iii), does not exceed $600,000,000 at any time;
(iii)secured Indebtedness of the Borrower and its Subsidiaries so long as (x) on the date of the respective incurrence thereof no Default or Event of Default then exists or would result therefrom and (y) the aggregate principal amount of all such outstanding Indebtedness, (I) does not exceed $300,000,000 at any time and (II) when added to the aggregate principal amount of all outstanding Indebtedness incurred by the Non-Guarantor Subsidiaries pursuant to Section 8.4(ii), does not exceed $600,000,000 at any time;
(iv)Indebtedness of the Borrower and its Subsidiaries incurred to finance fixed or capital assets or evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 8.1(vi) or (vii), provided that in no event shall the sum of the aggregate principal amount of all such Indebtedness permitted by this Section 8.4(iv) (as measured on the date of each incurrence pursuant to this Section 8.4(iv)) exceed 5% of Consolidated Net Tangible Assets of the Borrower and its Subsidiaries as of the last day of the last Fiscal Year for which financial statements have been delivered pursuant to Section 7.1(b);

(v)Attributable Securitization Indebtedness incurred under or in connection with any Asset Securitization in an aggregate principal amount not to exceed $400,000,000 at any time outstanding;
(vi)Indebtedness constituting Intercompany Loans, to the extent permitted pursuant to Section 8.5 (and subject to the requirements, if applicable, of Section 8.11);
(vii)Indebtedness consisting of guaranties or Contingent Obligations by the Borrower and its Subsidiaries of each other’s Indebtedness and lease and other obligations permitted under this Agreement; provided that no Non-Guarantor Subsidiaries shall be permitted to furnish a guarantee (except to the extent such guarantee is permitted pursuant to Section 8.4(ii)) or Contingent Obligation in respect, or in support, of any Indebtedness or lease or other obligations of the Borrower or any other Credit Party;
(viii)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;
(ix)Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, surety bonds, completion bonds, guaranty bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;
(x)Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 8.4(vii);
(xi)Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date (but excluding the Obligations) and extensions, renewals, replacements and refinancings of any such Indebtedness that do not (I) increase the outstanding principal amount thereof (except by the amount of any premium or fee paid or payable in connection with such extension, renewal or replacement) unless otherwise permitted pursuant to another provision of this Section 8.4, (II) have any additional obligors or guarantors with respect thereto unless otherwise permitted pursuant to another provision of this Section 8.4 or (III) have any additional Liens to secure such Indebtedness; and
(xii)Indebtedness of the Borrower and its Subsidiaries in respect of letters of credit obtained or deposits made in order to provide security for workers’ compensation claims or pension plans, payment obligations in connection with self-insurance or pursuant to statutory obligations, in each case in the ordinary course of business.

SECTION 8.5    Advances, Investments and Term Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or enter into any partnership or joint venture, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment”), except that the following shall be permitted:
(i)the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;
(ii)the Borrower and its Subsidiaries may hold the Investments held by them on the Closing Date, provided that (x) any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 8.5 and (y) any Investment in an amount greater than $5,000,000 held on the Closing Date shall be permitted by this clause 8.5(ii) only if described on Schedule 8.5;
(iii)the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(iv)the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business;
(v)the Borrower and its Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of Borrower Common Stock (so long as no cash is actually advanced by the Borrower or any of its Subsidiaries in connection with the acquisition of such obligations);
(vi)the Borrower and its Subsidiaries may enter into (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under Section 8.4 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;
(vii)(I) the Borrower and the other Credit Parties may make intercompany loans and advances to each other, (II) the Borrower and its Subsidiaries may make intercompany loans and advances to any Non-Guarantor Subsidiary, and (III) any Non-Guarantor Subsidiary which is at such time a party to the Intercompany Subordination Agreement (unless prohibited by applicable law in the case of a Foreign Subsidiary) may make intercompany loans and advances to any Credit Party which at such time is party to the Intercompany Subordination Agreement (such intercompany loans and advances referred to in preceding clauses (I) through (III), collectively, the “Intercompany Loans”), provided that (x) each Intercompany Loan made to any Credit Party by any Subsidiary of the Borrower that is not a Credit Party shall, except to the extent prohibited by applicable law in the case of Intercompany Loans made by a Foreign Subsidiary, be subject to subordination as, and to the extent, required by the Intercompany Subordination Agreement and (y) no Intercompany Loan may be made pursuant to subclause (II) above at any time that a Default or an Event of Default has occurred and is continuing;
(viii)(I) the Borrower and the other Credit Parties may make capital contributions to, or acquire Equity Interests of, any other Credit Party, (II) the Borrower and the other Credit Parties may make capital contributions to, or acquire Equity Interests of, Non-Guarantor Subsidiaries and Persons that are not Subsidiaries of the Borrower, and may capitalize or forgive any Indebtedness owed to them by any Non-Guarantor Subsidiary and outstanding under Section 8.5(vii), and (III) any Non-Wholly-Owned Subsidiary may make capital contributions to, or acquire Equity Interests of, any other Non-Guarantor Subsidiary, and may capitalize or forgive any Indebtedness owed to it by a Non-Guarantor Subsidiary; provided that no contribution, capitalization or forgiveness may be made pursuant to preceding subclause (II) at any time that a Default or an Event of Default has occurred and is continuing;
(ix)Contingent Obligations permitted by Section 8.4, to the extent constituting Investments;
(x)Permitted Acquisitions shall be permitted in accordance with the requirements of Section 8.2;
(xi)the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 8.2(ii);
(xii)the Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Subsidiary;

(xiii)the Borrower and its Subsidiaries may make and hold Investments in Cash Equivalents; and
(xiv)the Borrower and its Subsidiaries may make, hold and enter into additional Investments so long as, at the time of making such Investment, no Default or Event of Default then exists or would result therefrom.

SECTION 8.6    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries (other than the Borrower and its Subsidiaries and any Person that is an Affiliate solely as a result of the ownership by the Borrower or any of its Subsidiaries of the Equity Interests of such Person) other than in the ordinary course of business and on terms and conditions substantially as favorable or more favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Subsidiaries and loans and advances permitted by Section 8.5(iv);
(ii)the Borrower may issue Borrower Common Stock and Qualified Preferred Stock; and
(iii)the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business.

SECTION 8.7    Interest Expense Coverage Ratio. The Borrower will not permit the Interest Expense Coverage Ratio for any Test Period ending on the last day of a Fiscal Quarter to be less than 2.25:1.00; provided that compliance with this Section 8.7 for each Test Period shall be determined on the earlier to occur of (x) the date upon which the Borrower delivers financial statements for the last Fiscal Quarter of such Test Period pursuant to Section 7.1(a) or (b) (in which case such compliance shall be determined based upon such delivered financial statements) and (y) the thirtieth (30th) day after the last day of the last Fiscal Quarter of such Test Period (in which case such compliance shall be determined based upon internally prepared financial statements of the Borrower and its Subsidiaries on such date and shall then also be determined on the date described in preceding clause (x) based upon the delivered financial statements described in preceding clause (x)); provided further, that if at any time subsequent to the delivery of any such financial statements described above with respect to any Test Period, there are subsequent adjustments thereto (or to the financial results described therein), such subsequent adjustments shall be given full force and effect.

SECTION 8.8    Leverage Ratio. The Borrower will not permit the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization at any time to exceed 0.60:1.00; provided that for determining compliance with this Section 8.8 at any time, (x) in calculating Consolidated Total Capitalization, Consolidated Net Worth shall be determined based upon the financial statements most recently delivered to the Administrative Agent pursuant to Section 7.1(a) or (b), unless the Borrower has not delivered such financial statements within 30 days of the last day of the most recently ended Fiscal Quarter, in which case Consolidated Net Worth shall be determined based upon internally prepared financial statements of the Borrower and its Subsidiaries until such time as the Borrower delivers financial statements for such Fiscal Quarter to the Administrative Agent pursuant to Section 7.1(a) or (b) for such Fiscal Quarter (at which time Consolidated Net Worth shall be determined based upon such delivered financial statements), provided that if at any time subsequent to the delivery of any such financial statements described above, there are subsequent adjustments thereto (or to the financial results described therein), such subsequent adjustments shall be given full force and effect and (y) Consolidated Total Indebtedness shall be the actual Consolidated Total Indebtedness at such time. In determining the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization at any time, actual Consolidated Total Indebtedness on the respective date of determination shall be used, with Consolidated Net Worth to be determined based on the last available calculation of Consolidated Net Worth as calculated pursuant to the proviso to the immediately preceding sentence; provided, further, that such Consolidated Net Worth shall be adjusted for any issuance of Equity Interests of the Borrower and for any Dividends actually paid by the Borrower and/or its respective Subsidiaries (to Persons other than the Borrower and Subsidiaries thereof), after the date of the respective calculation of Consolidated Net Worth and on or prior to the date of the next determination of Consolidated Net Worth as described above.

SECTION 8.9    Modifications of Certain Agreements. The Borrower will not, and will not permit any of its Subsidiaries to amend or modify, or permit the amendment or modification of, any provision of any Senior Notes Document in a manner materially adverse to the interests of the Lenders (in their capacity as Lenders).

SECTION 8.10 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) the Senior Notes Documents, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 8.1(iii), (vi), (vii), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii) or (xviii); or (viii) with respect to any Non- Wholly Owned Subsidiary, any agreement requiring the consent of each Person holding Equity Interests in such Non-Wholly Owned Subsidiary for such Non-Wholly Owned Subsidiary to pay dividends or make any other distributions on its capital stock or any other Equity Interests.

SECTION 8.11 Intercompany Subordination Agreement. Notwithstanding anything to the contrary contained in this Agreement, at no time shall any Credit Party be an obligor with respect to any Intercompany Loan made to it by any Subsidiary of the Borrower that is not a Credit Party, unless each obligor (including each Person which is a guarantor thereof) and each obligee with respect thereto are party to the Intercompany Subordination Agreement, except that a Foreign Subsidiary of the Borrower shall not be required to be a party to the Intercompany Subordination Agreement to the extent prohibited by applicable law.

ARTICLE IX
DEFAULT AND REMEDIES

SECTION 9.1    Events of Default. Each of the following specified events shall constitute an “Event of Default”:

(a)Payments. The Borrower shall default in the payment when due (whether at maturity, by reason of acceleration or otherwise) of (a) principal of any Term Loan or any Term Loan Note or (b) any interest on any Term Loan or any Term Loan Note, any fees or any other amounts owing hereunder or under any other

Loan Documents and such default described in this clause (b) shall continue unremedied for five or more Business Days; or
(b)Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
(c)Covenants. The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1(e)(i), 7.4 (with respect to the existence of the Borrower), 7.8 or 7.10 or Article VIII or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 9.1(a) and 9.1(b)) or any other Loan Document and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or any Lender; or
(d)Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required, but after giving effect to any applicable grace periods), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 9.1(d) unless (A) the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $75,000,000 or (B) the Indebtedness described in preceding clauses (i) and (ii) arises under the Revolving Credit Agreement; or
(e)Bankruptcy, etc. The Borrower or any other Credit Party shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any other Credit Party, and the petition is not dismissed within sixty days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or other Credit Party, to operate all or any substantial portion of the business of the Borrower or any other Credit Party, or the Borrower or any other Credit Party commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any other Credit Party, or there is commenced against the Borrower or any other Credit Party any such proceeding which remains undismissed for a period of sixty days after the filing thereof, or the Borrower or any other Credit Party is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any other Credit Party makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any other Credit Party for the purpose of effecting any of the foregoing; or
(f)ERISA. If (i) any Plan shall fail to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is an “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under any Plan, determined in accordance with Title IV of ERISA, or an amount (if any) by which the present value of accrued benefit liabilities under any Non-U.S. Plan exceeds the aggregate current value of the assets of such Non-U.S. Plan allocable to such liabilities, (iv) the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the Borrower or any ERISA Affiliate establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Borrower, or (vii) the Borrower fails to administer or maintain a Plan or Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Plan or Non-U.S. Plan is involuntarily terminated or wound up, or (viii) the Borrower, any of its Subsidiaries, or any ERISA Affiliate becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty, or other liability, whether by way of indemnity or otherwise) with respect to one or more Plan or Non-U.S. Plan; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in Section 9.1(f), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA, the term “benefit liabilities” has the meaning specified in Section 4001 of ERISA; or
(g)Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $75,000,000; or
(h)Change of Control. A Change of Control shall occur; or
(i)Subsidiary Guaranty Agreement. The Subsidiary Guaranty Agreement shall cease to be in full force or effect (except in accordance with the terms thereof) as to the relevant Guarantor, or any Guarantor or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Subsidiary Guaranty Agreement.

SECTION 9.2    Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)Acceleration; Termination.

i.Terminate the Term Loan Commitments and declare the principal of and interest on the Term Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Term Loan Facility; provided, that upon the occurrence of an Event of Default specified in Section 9.1(e), the Term Loan Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding; and
ii.exercise on behalf of the Guaranteed Creditors all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

(b)[Reserved].
(c)Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

SECTION 9.3    Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 9.4    Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest), including reasonable and documented attorney’s fees, payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including reasonable and documented attorney’s fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
SECTION 9.5    Administrative Agent May File Proofs of Claim. During any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.3 and 11.3) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.3 and 11.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X
THE ADMINISTRATIVE AGENT

SECTION 10.1 Appointment and Authority. Each of the Lenders hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

SECTION 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than (A) to confirm receipt of items expressly required to be delivered to the Administrative Agent and (B) with respect to any condition set forth in Article V, the satisfaction of which requires that an item be satisfactory to the Administrative Agent, to confirm whether such item is satisfactory to it.
SECTION 10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.

SECTION 10.6 Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower and, except as may be required by Applicable Law, such resignation shall be effective as of a date no earlier than 30 days following the delivery of such notice. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided, that the Borrower’s consent shall not be required if an Event of Default then exists) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, and with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided, that the Borrower’s consent shall not be required if an Event of Default then exists), appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)[Reserved].

SECTION 10.17 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 10.9 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement and any other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or as otherwise permitted by the Subsidiary Guaranty Agreement. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section.

ARTICLE XI
MISCELLANEOUS

SECTION 11.1 Notices.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

If to the Borrower:	Owens Corning
One Owens Corning Parkway
Toledo, Ohio 43659
Attention: Treasurer
Telephone No.: (419) 248-5482
Telecopy No.: (419) 325-1101

with copies to:	Attention: Assistant Treasurer
Telephone No.: (419) 248-7380
Telecopy No.: (419) 325-3380

with copies to:	Attention: General Counsel
Telephone No.: (419) 248-6350
Telecopy No.: (419) 248-6352

If to Wells Fargo as
Administrative Agent:         Wells Fargo Bank, National Association
NC0680
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Email: ashley.warfield@wellsfargo.com
AgencyServices.Requests@wellsfargo.com
Telephone No.: (704) 427-8739
Telecopy No.: (844) 879-5899

With copies to:         Wells Fargo Bank, National Association
7000 Central Parkway, Suite 600
Atlanta, GA 30328 MAC G0185-061
Attention of: Kay Reedy
Telephone No.: (770) 551-5102
Telecopy No.: (770) 551-4643
Email: kay.reedy@wellsfargo.com

If to any Lender:        To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Term Loans will be disbursed.

(d)Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 11.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended, consented to or waived if, but only if, such amendment, consent or waiver is in writing and is signed by the Borrower and the Required Lenders (or by the Borrower and the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent; provided, that no amendment, waiver or consent shall:

(a)increase the Term Loan Commitment of any Lender (or reinstate any Term Loan Commitment terminated pursuant to Section 9.2) or the amount of Term Loans of any Lender, in any case, without the written consent of such Lender;
(b)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby;
(c)reduce the principal of, or the rate of interest specified herein on, any Term Loan, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default;
(d)change Section 4.6 or Section 9.4 in a manner that would alter the pro rata sharing of payments or order of payments required thereby without the written consent of each Lender directly and adversely affected thereby;
(e)except as otherwise permitted by this Section 11.2 change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(f)consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 8.2), in each case, without the written consent of each Lender;
(g)[Reserved]; or
(h)release all of the Subsidiary Guarantors or Subsidiary Guarantors with assets or operations constituting substantially all of the Consolidated Net Tangible Assets or Consolidated Net Income of the Borrower and its Subsidiaries, in any case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 10.9), without the written consent of each Lender;

provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Term Loan Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) the maturity date of such Lender’s Term Loans or other Obligations may not be extended without the consent of such Lender.

SECTION 11.3 Expenses; Indemnity.

(a)Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent and the Joint Lead Arrangers (and of such special and local counsel as the Administrative Agent may reasonably require and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Person), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Joint Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument executed or delivered pursuant hereto or thereto, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Term Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable and documented attorney’s and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Term Loan Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each of the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument executed or delivered pursuant hereto or thereto, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Payments. All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 11.4 Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.5 Governing Law; Jurisdiction, Etc.

(a)Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, construed and enforced in accordance with, the law of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to the conflicts or choice of law principles thereof.

(b)Submission to Jurisdiction. The Borrower irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such

Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 11.6 Waiver of Jury Trial.

(a)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by the Administrative Agent.

SECTION 11.8 Injunctive Relief; Punitive Damages.

(a)The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
(b)The Administrative Agent, the Lenders and the Borrower (on behalf of itself and the other Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 11.9 Successors and Assigns; Participations.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
i.Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Term Loan Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;
ii.Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Term Loan Commitment assigned;
iii.Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; further provided that it shall be reasonable for the Borrower to withhold its consent to a proposed assignment in the event that (1) it has a good faith belief that the proposed assignee is not a Non-Public Lender or (2) it has not been provided with such information as it has reasonably requested to determine whether or not the proposed assignee is a Non-Public Lender it being understood, for the avoidance of doubt, that the Borrower shall have no obligation to make any such determination; and further provided that notwithstanding the foregoing, the Borrower shall not be deprived of its right to consent to an assignment pursuant to clause (x) or (y) above if the circumstances in either of the preceding clauses (1) or (2) exists; and
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Term Loan Facility to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.
iv.Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
v.No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
vi.No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the Closing Date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.12 and 11.3 with respect to facts and circumstances occurring prior to the Closing Date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amounts of (and stated interest on) the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower, any of the Borrower’s Affiliates or Subsidiaries or those certain competitors of the Borrower set forth in that certain letter agreement delivered to the Administrative Agent by the Borrower on or prior to the Closing Date (which letter agreement shall be made available to the Lenders upon request therefor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 11.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender, provided such Participant agrees to be subject to Section 4.6 as though it were a Lender.
(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 4.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.12(e) as though it were a Lender.

(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

SECTION 11.10 Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its

Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with (but only to the extent determined by the applicable party to be necessary or desirable to permit or facilitate) the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedge Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information set forth in the Loan Documents and customarily found in such publications, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.11 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 11.12 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Term Loan Commitments remain in effect or the Term Loan Facility has not been terminated.

SECTION 11.13 Survival.

(a)All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
(b)Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 11.14 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 11.15 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.16 Counterparts; Integration; Effectiveness; Electronic Execution.

(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterparty hereof. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or limitations on Participations, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
(b)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.17 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Term Loan Commitment has been terminated (such date, the “Termination Date”). No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 11.18 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and Subsidiary Guarantors, which information includes the name and address of the Borrower and Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower or Subsidiary Guarantor in accordance with the Act.

SECTION 11.19 [Reserved].

SECTION 11.20 Independent Effect. The Borrower acknowledges and agrees that each covenant contained in Articles VII, VIII, IX or X hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VII, VIII, IX or X, before or after giving effect to such transaction or act, if the Borrower shall or would be in breach of any other covenant contained in Articles VII, VIII, IX or X.

SECTION 11.21 [Reserved].

SECTION 11.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates.

SECTION 11.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:
i.a reduction in full or in part or cancellation of any such liability;
ii.a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
iii.the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

OWENS CORNING, as Borrower
By:    /s/ Brad Lazorka
Name:    Brad Lazorka
Title:    Treasurer

By:    /s/ Raj Dave
Name:    Raj Dave
Title:    Assistant Secretary

AGENTS AND LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Lender

By:     /s/ Ryan Franco
Name: Ryan Franco
Title:     Vice President

BANK OF AMERICA, N.A.,
as Lender

By:     /s/ Mike Delaney
Name: Mike Delaney
Title:     Director